                                                                    Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this registration statement on Form S-3 of Devon Delaware Corporation of our report dated February 5, 1997, relating to the consolidated balance sheet of Northstar Energy Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Devon Energy Corporation. We also consent to the reference to our firm in this prospectus as experts in accounting and auditing.


                                        PRICEWATERHOUSECOOPERS LLP


                                        /s/ PRICEWATERHOUSECOOPERS LLP

Calgary, Alberta, Canada
August 16, 1999